Exhibit 99.1

PRESS RELEASE

SENORX CONTINUES TO GENERATE POSITIVE CASHFLOW IN THE THIRD QUARTER WITH ONGOING REVENUE GROWTH AND RECORD GROSS MARGIN

IRVINE, Calif., November 3 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its third quarter ended September 30, 2009.  Revenue for the quarter increased 21.8 percent to $13.7 million, compared with $11.3 million in the third quarter a year ago.  Gross profit increased 32.9 percent to $9.7 million, or a record 70.9 percent of revenue, up from $7.3 million, or 65.0 percent of revenue, in the third quarter of 2008.

SenoRx reported a significantly reduced operating loss of $199,000 for the third quarter, an improvement of 88.7 percent compared with $1.8 million in the same period last year. The operating loss for the quarter included stock-based compensation expense of $604,000, compared with $641,000 in the third quarter of 2008.  Also included in the results for the third quarter were attorney and related costs incurred as a result of ongoing patent litigation with Hologic of $1.5 million compared with $128,000 in the third quarter last year.

Interest expense for the third quarter increased to $44,000 compared to $22,000 a year ago.  Interest income decreased to $7,000 compared to $99,000 from the third quarter of 2008, due to lower average cash balances and lower interest rates.

Net loss for the third quarter of 2009 declined 86 percent to $235,000 or 1 cent per share, compared with $1.7 million or 10 cents per share in the same period last year.  Excluding patent litigation expenses and non-cash charges for stock-based compensation, SenoRx generated non-GAAP pre-tax income of $1.9 million for the quarter compared to a non-GAAP net loss of $908,000 for the same period last year.

Lloyd Malchow, SenoRx Chairman and Chief Executive Officer, said “Our third quarter results continue to demonstrate meaningful progress toward achieving our goal of profitable growth.  We continued to generate positive cash flow in the quarter after funding operations and litigation expense, while delivering continuing growth in revenues and gross margin.  We experienced year-over-year growth in all four revenue categories, including biopsy disposable revenues which grew 18.2 percent to $6.0 million in the third quarter, and biopsy capital equipment revenues which grew 5.4 percent to $1.0 million. The installed base of EnCor systems grew to 913 from 696 in the third quarter a year ago and from 866 at the end of the second quarter of 2009.  Revenues for therapeutic disposables in the third quarter decreased 8.1 percent sequentially compared with second quarter of 2009, reflecting lower overall seasonal procedure volume and some impact on average selling prices as a result of competitor discounting.  However, compared with the third quarter a year ago, therapeutic disposables nearly doubled to $2.7 million compared with $1.4 million in the third quarter last year. We are encouraged by the solid overall operating performance in our third quarter, which is typically the most challenging quarter due to seasonality.”

Malchow continued, “We continue to focus on achieving further economies of scale that create operating leverage, and other strategic initiatives and cost reduction programs, which have helped us continue to improve our gross margin.”

For the first nine months of 2009, SenoRx posted revenue of $40.1 million, an increase of 21.0 percent compared with $33.1 million for the same period in 2008.  Gross profit grew 36.1 percent to $28.3 million from $20.8 million in the first nine months of 2008.  Net loss for the first nine months of 2009 was $1.9 million, or 11 cents per share, compared with $8.8 million, or 51 cents per share for the same period a year ago.

SenoRx’s financial condition remains solid with minimal debt.  Cash and cash equivalents increased $1.4 million to $17.2 million at the end of the third quarter, compared with $15.9 million at the end of the second quarter of this year.  SenoRx continues to maintain a credit facility that allows it to borrow up to $10.0 million based on growth in eligible receivables and inventories, of which $6.8 million was available for advance as of September 30, 2009.

2009 Outlook

Based on performance through the first nine months of the year, SenoRx now expects revenues for 2009 to be in the range of $56 to $57 million, and that product gross margin is expected to be at least 70 percent for the full year, and may move higher depending on product mix.

In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2009.  These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the Hologic matter, summary judgment briefing and argument as to certain validity and infringement issues has been completed and the Court has not yet issued a ruling on the motions.  The trial date was set to begin on October 13, 2009, but was postponed by action of the Court.  The trial is now set to begin on December 1, 2009.  A pre-trial hearing was held on November 2, 2009.  In addition to the $2.5 million incurred year-to-date, SenoRx estimates that patent litigation costs in the remainder of 2009 will range between $2.5 million and $3.0 million.

Additionally, as disclosed in our quarterly report on Form 10-Q filed today with the Securities and Exchange Commission, we recently underwent an inspection of our manufacturing facilities by the FDA which resulted in the issuance on September 30, 2009 of an FDA Form 483, Notice of Inspectional Observations.  We have prepared a comprehensive corrective action plan that has been submitted to the FDA to address the issues raised and are awaiting a response.  SenoRx estimates additional expense of $150,000 to $200,000 in the fourth quarter of 2009 to address the issues cited in the inspection report.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Wednesday, November 4, 2009.  The conference call can be accessed by calling 877-627-6511 (719-325-4922 for international callers) or via the company’s website. www.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation and patent litigation expenses. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges  to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and improving margins, the markets for SenoRx’s products, the ability to continue to innovate and execute, general macro economic conditions, SenoRx’s guidance for 2009, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's third quarter ended September 30, 2009 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission on August 3, 2009.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:   SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132

SENORX, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$17,217,731	$15,323,143
Accounts receivable, net of allowance for doubtful accounts of $251,148 and $225,793, respectively	8,127,519	8,179,099
Inventory	8,004,834	9,433,184
Prepaid expenses and deposits	777,171	386,594
Total current assets	34,127,255	33,322,020
Property and equipment, net	1,110,473	1,554,201
Other assets, net of accumulated amortization of $277,474, and $259,469, respectively	789,256	540,344
TOTAL	$36,026,984	$35,416,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,528,253	$2,039,280
Accrued expenses, including accrued employee compensation of $1,377,588 and $1,598,338, respectively	3,457,927	2,498,911
Deferred revenue	806,916	557,065
Current portion of long-term debt	504,335	390,246
Total current liabilities	6,297,431	5,485,502
Long-term debt—less current portion	1,250,000	1,632,410
Total liabilities	7,547,431	7,119,912
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,395,258 (2009) and 17,327,191 (2008) issued and outstanding	17,395	17,327
Additional paid-in capital	114,511,279	112,456,924
Accumulated deficit	(86,049,121)	(84,175,598)
Total stockholders’ equity	28,479,553	28,298,653
TOTAL	$36,026,984	$35,416,565

SENORX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenues	$13,718,264	$11, 264,471	$40,097,177	$33,133,364
Cost of goods sold	3,986,071	3,942,922	11,768,681	12,322,674
Gross profit	9,732,193	7,321,549	28,328,496	20,810,690
Operating expenses:
Selling and marketing	5,475,863	6,063,248	18,115,474	16,928,701
Research and development	1,878,664	1,631,898	5,524,522	4,656,700
General and administrative	2,576,360	1,380,333	6,444,380	8,474,316
Total operating expenses	9,930,887	9,075,479	30,084,376	30,059,717
Loss from operations	(198,694)	(1,753,930)	(1,755,880)	(9,249,027)
Interest expense	44,142	22,334	141,183	59,160
Interest Income	(7,393)	(99,243)	(23,540)	(505,037)
Loss before provision for income taxes	(235,443)	(1,677,021)	(1,873,523)	(8,803,150)
Provision for income taxes	—	—	—	—
Net loss	$(235,443)	$(1,677,021)	$(1,873,523)	$(8,803,150)
Net loss per share-basic and diluted	$(0.01)	$(0.10)	$(0.11)	$(0.51)
Weighted average shares outstanding-basic and diluted	17,417,417	17, 262,817	17,360,104	17,232,661

REVENUE BY PRODUCT CLASS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Biopsy disposable products	$5,989,863	$5,068,871	$17,323,434	$15,130,043
Biopsy capital equipment products	1,033,020	979,922	2,751,809	3,330,531
Diagnostic adjunct products	3,954,738	3,834,850	11,405,583	11,636,457
Therapeutic disposables	2,740,643	1,380,828	8,616,351	3,036,333
Total	$13,718,264	$11,264,471	$40,097,177	$33,133,364

NON-GAAP PRE-TAX  INCOME (LOSS) RECONCILIATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP net loss	$(235,443)	$(1,677,021)	$(1,873,523)	$(8,803,150)
Stock-based compensation	604,040	640,832	1,926,454	1,735,295
Patent litigation expenses	1,488,460	128,399	2,482,360	4,386,778
Non-GAAP pre-tax income (loss)	$1,857,057	$(907,790)	$2,535,291	$(2,681,077)